GVI Security Solutions, Inc. Reports Tenth Consecutive Profitable Quarter

CARROLLTON, Texas, August 13, 2009 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, today announced its financial results for the quarter ended June 30, 2009.

"We are reporting our tenth consecutive profitable quarter, despite the impact of the recession," said GVI Chief Operating Officer/CFO Joseph Restivo. “We’ve continued to strategically redeploy our marketing efforts and have seen strong performance in Latin American and Mexico continuing throughout the quarter.  In North America, we saw signs of demand stabilization developing in the quarter.”

The quarter ended June 30, 2009 saw some significant contract and project win announcements for the Company, including projects for school districts, a major telecom provider and a citywide surveillance project for a large Northeast city. In addition, as previously announced, GVI completed its acquisition of a Video Management Systems (VMS) software product suite during the quarter that GVI expects to market under the name AutoIP™.

“We are committed not just to continuing profitability, but also to driving the growth of our business.  We believe that the AutoIP™ acquisition will be a major contributor to our future growth, said GVI Chairman/CEO Steven Walin. “It has become increasingly clear to us that IP cameras are the fastest growing segment of the video surveillance market. To seize that opportunity, we needed a solution that was designed specifically for the mid market space.”

For the quarter ended June 30, 2009, net income was approximately $172,000 or $0.01 per diluted share, as compared to net income of approximately $366,000, or $0.01 per diluted share, in the quarter ended June 30, 2008. As compared to the prior quarter ending March 31, 2009, net income for the quarter ended June 30, 2009 rose by approximately 48% or $56,000.

Net revenues for the quarter ended June 30, 2009 were approximately $11.7 million, a decrease of approximately 9%, as compared to net revenues of approximately $12.8 million in the quarter ended June 30, 2008, and an increase of approximately 12% as compared to net revenue of approximately $10.4 million in the prior quarter ended March 31, 2009.

For the quarter ended June 30, 2009, selling general and administrative expenses increased approximately 4% to approximately $3.1 million as compared to the quarter ended June 30, 2008.  Sales and marketing expenses increased approximately $57,000, or 3%, in the quarter ended June 30, 2009 as compared to the quarter ended June 30, 2008. General and administrative expenses increased approximately $58,000, or 5% in the quarter ended June 30, 2009 as compared to the quarter ended June 30, 2008. The increase in general and administrative expenses were primarily attributable to legal and other costs related to the acquisition of the VMS software suite from PacketNVR during the quarter.

Net interest expense for the quarter ended June 30, 2009 decreased 35% to approximately $122,000 from approximately $187,000 in the quarter ended June 30, 2008.  The decrease was primarily a result of a lower interest rate on the Wells Fargo credit facility for the three months ended June 30, 2009 as compared to the three months ended June 30, 2008.

Earnings Conference Call

GVI will conduct a conference call on Thursday, August 13, 2009 at 11:00 a.m. Eastern Daylight Savings Time to discuss the Company's financial results for the quarter ended June 30, 2009.  Steven E. Walin, Chairman and Chief Executive Officer, and Joseph Restivo, Chief Operating Officer and Chief Financial Officer, will host the call. To participate in the event by telephone, please dial 1.800.434.1335 five to 10 minutes prior to the scheduled start time (to allow time for registration) and use conference code 27664749 followed by the # key on your touchtone phone.  International callers can participate in the event by dialing 00.1.404.920.6442 five to 10 minutes prior to the scheduled start time (to allow time for registration) and use conference code 27664749 followed by the # key on your touchtone phone. A digital replay of the call will be available immediately following the completion of the call. Dial 1.800.977.8002 and enter conference code 27664749 followed by the # key on your touchtone phone. International callers can access the digital replay at 00.1.404.920.6650 using conference code 27664749 followed by the # key. The digital replay will be available for one year.

About GVI Security Solutions, Inc.

GVI Security Solutions, Inc. (OTCBB: GVSS) is a leading provider of video surveillance and security solutions, with sales and service representation throughout North, Central and South America. The company provides Samsung Electronics and GVI branded products, software and services to the homeland security and commercial markets.  Their customers include governments, major retail chains, leading financial institutions and public and private school systems.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; changes in the overall economy; credit limits imposed by primary supplier; outstanding indebtedness; rapid change in technology; the number and size of competitors in its markets; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the Company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Revenues	$11,656	$12,817	$22,095	$24,164

Cost of Revenues	8,223	9,021	15,683	16,937

Gross Profit	3,433	3,796	6,412	7,227

Selling, General and Administrative Expenses	3,130	3,015	5,809	5,710

Operating Income	303	781	603	1,517

Interest Expense	122	187	235	383

Income from operations before income taxes	181	594	368	1,134

Income Tax Expense	9	228	80	439

Net Income	$172	$366	$288	$695

Basic income per common share:
Net income per common share	$0.01	$0.01	$0.01	$0.02
Weighted average common shares outstanding	27,525,313	28,185,885	27,856,990	28,166,496

Diluted net income per common share:
Net income per common share	$0.01	$0.01	$0.01	$0.02
Weighted average common shares outstanding	28,117,483	33,313,822	29,041,330	33,563,727

Investor Contact:
Leon Hamerling
Investor Media Group
877-725-2500

Company Contact:
Esra Pope
GVI Security Solutions
972-245-7353